UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 4505

45 Glover Avenue

Norwalk, Connecticut

06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7—Regulation FD

Item 7.01 Regulation FD Disclosure.

Xerox Corporation (“Xerox”) has previously announced plans to separate its Business Process Outsourcing Business (the “BPO Business”) and its Document Technology and Document Outsourcing Business into two independent, publicly- traded companies (the “Spin-Off”). Following the Spin-Off, the BPO Business will be named Conduent Incorporated (“Conduent”). In connection with the Spin-Off, certain entities in the BPO Business that following the Spin-Off will be subsidiaries of Conduent will incur new long-term indebtedness. In connection with the arrangement of certain term loan and other bank indebtedness, Conduent intends to disclose to potential lenders certain of the BPO Business’s anticipated financial results for the third fiscal quarter of 2016. These anticipated financial results are summarized below. On November 7, 2016, Xerox and Conduent representatives will provide a presentation to certain potential lenders in connection with the contemplated term loan and other bank indebtedness (the “Lender Presentation”). Excerpted slides from the Lender Presentation related to the BPO Business are furnished as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated by reference herein.

The BPO Business’s actual financial results for the third fiscal quarter have not yet been finalized by management or reviewed by our independent auditors. The preliminary results are not a comprehensive statement of all of the BPO Business’s financial results for the third fiscal quarter, and the BPO Business’s actual results may differ from those provided herein due to the completion of our financial closing procedures, application of final adjustments, review by our independent auditor PricewaterhouseCoopers LLP and other developments that may arise between now and the time the financial results for the third fiscal quarter of 2016 are finalized, and those differences may be material. For the most recent audited and final interim financial results of the BPO Business and a description of the accounting policies of the BPO Business used to prepare these preliminary results, please see the Conduent Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission (“SEC”). The preliminary results included in this Form 8-K have been prepared by and are the responsibility of management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. We do not expect to update, publicly or otherwise, the following preliminary results, other than through the release of actual results when finalized.

BPO Business of Xerox Corporation

Selected Financial Statement Items (Unaudited)

						Last Twelve
	Year ended	Three Months Ended		Nine Months Ended		Months Ended
	December 31,	September 30,		September 30,		September 30,
	2015	2016	2015	2016	2015	2016

Reconciliation of United States Generally Accepted Accounting Principles Revenues to Adjusted Revenues
Total Revenues	$6,662	$1,596	$1,571	$4,894	$4,932	$6,624
Health Enterprise Charge (Revenue Reduction)	116	-	116	-	116	-

Adjusted Revenues	$6,778	$1,596	$1,687	$4,894	$5,048	$6,624

						Last Twelve
	Year ended	Three Months Ended		Nine Months Ended		Months Ended
	December 31,	September 30,		September 30,		September 30,
	2015	2016	2015	2016	2015	2016

Reconciliation of United States Generally Accepted Accounting Principles Income (loss) before Income Taxes to Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA)
Income (loss) before Income Taxes	$(574)	$2	$(390)	$(86)	$(582)	$(78)
Depreciation and amortization	600	135	170	417	466	551
Restructuring and related costs	159	8	9	57	160	56
Separation costs	-	15	-	34	-	34
Related party interest	61	10	14	30	50	41
Other expenses, net	38	(1)	12	10	22	26
Health Enterprise Charge	389	-	389	-	389	-
Non-cash impairment of the Enterprise software and deferred
contract set-up transition costs (1)	(34)	-	(34)	-	(34)	-

Adjusted EBITDA	$639	$169	$170	$462	$471	$630

(1) Included in 2015 Depreciation and Amortization

We estimate that:

●	Calculated in compliance with U.S. Generally Accepted Accounting Principles (“GAAP”), Total Revenues for the third fiscal quarter 2016 for the BPO Business are expected to increase 2% compared to third fiscal quarter 2015. On an adjusted basis (as further described below), excluding the Health Enterprise Charge (as defined below), total revenues for the BPO Business are expected to decrease 5% with minimal currency impact (as further described below). Overall non-U.S. revenues for the BPO Business are expected to represent just over 20% of total revenues (with Pound Sterling-denominated revenues expected to represent approximately 2% of the total revenues).

The decline was driven by the run-off of the BPO Business’s student loan business and our third quarter 2015 decision to not fully complete the health enterprise platform implementations in California and Montana, which combined had approximately a 1.7 - percentage point impact. In addition, revenues for the BPO Business decreased due to lower volumes and lost business, particularly in our commercial industries business, as well as overall price declines that were consistent with prior-period trends. Partially offsetting these declines were ramping new contracts, particularly in our public sector business, and moderating growth from acquisitions, primarily in our healthcare business.

●	Income (loss) before Income Taxes margin for third quarter 2016 for the BPO Business is expected to be 0.1%, an increase of 24.9-percentage points as compared to the third fiscal quarter of 2015. The increase was primarily driven by the Health Enterprise Charge partially offset by separation costs.

●	Adjusted EBITDA (as further described below) for the BPO Business for the third fiscal quarter 2016 is expected to be $169 million, which is essentially unchanged as compared to the prior year period of $170 million. Benefits from strategic transformation efforts were primarily offset by lower profitability in the student loan business, as well as impacts from lost business and lower volumes.

BPO Business of Xerox Corporation

Selected Segment Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Segment	Segment	Segment	Segment
	Revenue	Profit (Loss)	Revenue	Profit (Loss)

Segment Revenue and Profit (Loss)
2016
Commercial Industries	$664	$21	$2,030	$44
Healthcare	397	38	1,277	112
Public Sector	443	59	1,290	163
Other	92	(21)	297	(74)

Total	$1,596	$97	$4,894	$245

2015
Commercial Industries	$720	$14	$2,161	$51
Healthcare	422	32	1,293	113
Public Sector	429	51	1,283	145
Other	-	(390)	195	(469)

Total	$1,571	$(293)	$4,932	$(160)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Reconciliation of Segment Profit (Loss) to
Income (Loss) before Income Taxes
Segment Profit (Loss)	$97	$(293)	$245	$(160)
Reconciling Items:
Amortization of intangible assets	(63)	(62)	(200)	(187)
Restructuring and related costs	(8)	(9)	(57)	(160)
Business transformation costs	-	-	-	(3)
Related party interest	(10)	(14)	(30)	(50)
Separation costs	(15)	-	(34)	-
Other expenses, net	1	(12)	(10)	(22)

Income (Loss) before Income Taxes	$2	$(390)	$(86)	$(582)

For the following discussion, Segment margin is calculated by dividing segment profit (loss) over segment revenue.

●	Commercial Industries
¡	Revenue. Commercial Industries revenue of an estimated $664 million for the third fiscal quarter 2016 was 41% of total revenues in such period and decreased 8% from the third fiscal quarter 2015. The decline was driven by lost business, lower volumes and a reduced level of project work year-over-year as a result of fewer large cases in our litigation services offering, as well as negative impacts from currency. Partially offsetting the decline were benefits from ramping new contracts, primarily in our high-tech business area.

¡	Segment Profit. Commercial Industries segment margin of an estimated 3.2% for the third fiscal quarter 2016, increased 1.3-percentage points from the prior-year period as benefits from strategic transformation cost initiatives more than offset margin pressure in our customer care services offering and reduced project work in our litigation services offering. During the first three fiscal quarters of 2016 segment margin improved sequentially from 1.0% in the first fiscal quarter to 2.4% in the second fiscal quarter and to an estimated 3.2% in the third fiscal quarter.
●	Healthcare
¡	Revenue. Healthcare revenue of an estimated $397 million for the third fiscal quarter 2016 was 25% of total revenues and decreased 6% from the third quarter 2015. The decline was driven by lost business and lower volumes including actions we have taken to improve profitability. These areas of decline were partially offset by ramping new business and moderating acquisition contribution.
¡	Segment Profit. Healthcare segment margin of an estimated 9.6% increased 2.0-percentage points from third fiscal quarter 2015 primarily due to overall benefits from cost and productivity initiatives and from actions to improve profitability which more than offset margin pressures in our customer care service offering and the impacts of lost business and lower volumes. During the first three fiscal quarters of 2016 segment margin improved sequentially from 8.0% in the first fiscal quarter 2016 to 8.9% in the second fiscal quarter 2016 and to 9.6% in the third fiscal quarter 2016.
●	Public Sector
¡	Revenue. Public Sector revenue of an estimated $443 million for the third fiscal quarter 2016 was 28% of total revenues and increased 3% compared to third fiscal quarter 2015. Growth was primarily driven by ramping new contracts in our transportation offering.
¡	Segment Profit. Public Sector segment margin of an estimated 13.3% for the third fiscal quarter 2016 increased 1.4-percentage points compared to the third fiscal quarter 2015, due to cost and productivity improvements and improved performance in transportation. During the first three fiscal quarters of 2016 segment margin changed from 10.4% in the first fiscal quarter 2016, to 14.1% in the second fiscal quarter 2016 to 13.3% in the third fiscal quarter 2016.
●	Other
¡	Revenue. Other revenue of an estimated $92 million for the first fiscal quarter ended 2016 was 6% of total revenues in such period and decreased 21% on an adjusted basis from the fiscal quarter ended September 30, 2015. The decline was driven by the run-off of the student loan business and our prior-year decision to not complete the Health Enterprise implementations in California and Montana.
¡	Segment Loss. Other loss of an estimated $21 million for the third fiscal quarter ended 2016 improved $369 million from the third fiscal quarter 2015. On an adjusted basis, Other loss increased $20 million primarily due to lower profitability in the student loan business.

Guidance for Fourth Quarter of 2016 and Strategic Cost Transformation Goals.

For the fourth fiscal quarter of 2016, management of the BPO Business expects revenue declines will be consistent with what the BPO Business has experienced in the prior fiscal quarter. Management also expects the BPO Business will be able to achieve segment margin improvement in the fourth fiscal quarter of 2016, which management expects will lead to higher segment profit compared to the comparable fourth fiscal quarter period of 2015 and also compared to the third fiscal quarter of 2016.

As part of its three-year strategic transformation program, the management of the BPO Business expects that its strategic cost initiatives will result in the following anticipated cost savings.

G&A	Approximately $200 million
Procurement	Approximately $100 million
Customer Care	Approximately $100 million
IT	Approximately $70 million
Transaction Processing	Approximately $50 million
Healthcare	Approximately $50 million
Public Sector	Approximately $50 million
Other Commercial	Approximately $80 million

Cumulative cost savings opportunity through 2018	Approximately $700 million(1)

(1)	Note: This amount also includes approximately $170 million of business-as-usual productivity savings intended to offset price pressure and other impacts. The remaining $530 million incremental savings goal is intended to drive margin expansion, fund investments and offset separation related dis-synergies

                Xerox is especially cautious of offering guidance or making projections for periods not yet completed, and this guidance is included in this Current Report on Form 8-K only because such guidance will be made available to potential lenders in connection with the contemplated term loan and other bank indebtedness. No person has made or makes any representation regarding the information included in this guidance. The estimation of prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are difficult to predict or cannot be predicted, are subject to significant economic and competitive uncertainties and are beyond the control of Xerox or the management of the BPO Business, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions, operational costs and other future events. Important factors may cause actual results to differ from the prospective financial information, including the factors described under the subheading “Forward Looking Statements” of this Current Report on Form 8-K and the factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section and other sections of the Conduent Incorporated Registration Statement on Form 10, as amended, filed with the SEC, and other risk factors detailed from time to time in Xerox’s and Conduent’s other reports filed with the SEC. There can be no assurance that the projected results, and underlying estimates and assumptions made in preparing the financial projections contained in this Current Report on Form 8-K will be realized or that actual results will not be significantly higher or lower than projected. The guidance does not take into account any circumstances or events occurring after the date they were prepared. Except as may be required in order to comply with applicable securities laws, neither Xerox nor Conduent intends to update, or otherwise revise, the financial guidance presented, to reflect circumstances existing after the date the financial guidance was made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Neither PricewaterhouseCoopers LLP nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to this guidance, and, accordingly, neither PricewaterhouseCoopers LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such guidance.

Non-GAAP Measures.

The non-GAAP financial measures in this Current Report should not be considered in isolation of, as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP financial measures may differ from similarly titled measures presented by other companies. The non-GAAP financial measures and other information in this Current Report on Form 8-K is summary information that should be considered in the context of future filings by Xerox and/or Conduent with the SEC and other public announcements Xerox and/or Conduent may make from time to time. As used in this Current Report on Form 8-K with respect to the BPO Business:

●	We adjust total revenues for a pre-tax charge of a $389 million ($237 million after-tax) during the third quarter of 2015 (the “Health Enterprise Charge”). Late in the third quarter of 2015, we determined that we would not fully complete Health Enterprise Medicaid platform implementation projects in California and Montana. The charge included $116 million for the write-off of contract receivables (primarily non-current), $34 million related to the non-cash impairment of the health enterprise software and deferred contract set-up and transition costs and $23 million for other related assets and liabilities. The remainder of the charge was primarily related to settlement costs including payments to subcontractors and will result in cash outflows in future quarters As a result of the significant impact of the Health Enterprise Charge on our reported revenues, costs and expenses as well as key metrics for the period, we discuss our 2015 results using non-GAAP measures such as adjusted revenue, that excludes the impact of the Health Enterprise Charge. In addition to the magnitude of the charge and its impact on our reported results, we excluded the Health Enterprise Charge due to the fact that it was primarily a unique charge associated with the determination, reached after a series of discussions, that fully completing our health enterprise platform implementations in California and Montana was no longer considered probable.

●	Adjusted EBITDA represents Income (loss) before Income Taxes adjusted for depreciation and amortization, restructuring and related costs, separation costs, related party interest, other expenses, net, the Health Enterprise Charge.

¡	Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our strategic transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
¡

Separation costs are expenses incurred in connection with Xerox’s planned separation into two independent, publicly traded companies. Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized.

Separation costs include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation as well as incremental income tax expense related to certain internal transactions in connection with the separation. These costs are incremental to normal operating charges and are being incurred solely as a result of the separation transaction. Accordingly, we exclude these expenses in order to evaluate our performance on a comparable basis.

¡	Related party interest adjusts to exclude the net interest cost associated with our net related party borrowings. Other expenses, net, adjusts to exclude third-party interest expense as well as certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
¡	We adjust for Non-cash impairment of the Enterprise software and deferred contract set-up and transition costs since this is otherwise reflected in both depreciation and amortization and the Health Enterprise Charge.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performance and are not necessarily comparable to similarly-titled measures reported by other companies. Management cautions that amounts presented in accordance with Conduent’s definition Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner. Conduent believes Adjusted EBITDA is useful to prospective lenders and other users of these financial statements in evaluating the BPO Business’s operating performance because it provides an additional tool to compare business performance across companies and across periods.

●	To understand the trends in the BPO Business, we believe that it is helpful to analyze the impact of changes in the translation of foreign currencies into U.S. Dollars on revenue and expenses. We refer to this analysis as “currency impact” or “constant currency”. This impact is calculated by translating current period activity in local currency using the comparable prior-year period’s currency translation rate.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall any such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibit

(d)	Exhibits.

Exhibit No.	Description
99.1	Excerpts from Lender Presentation dated November 7, 2016.

Forward Looking Statements

This report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the BPO Business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO Business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that the BPO Business and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and Xerox’s 2015 Annual Report on Form 10-K filed with the SEC. Such factors also include, but are not limited to, the factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section and other sections of the Conduent Registration Statement on Form 10, as amended, filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XEROX CORPORATION

	By:	/s/ Douglas H. Marshall

Douglas H. Marshall
Date: November 7, 2016		Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.1	Excerpts from Lender Presentation dated November 7, 2016.